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                                                                    EXHIBIT 10.4


                                   SUMMARY OF
        NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, AS AMENDED,
                           OF THE FORMER U.S. BANCORP

         U.S. Bancorp's Supplemental Executive Retirement Plan ("SERP") provides additional pension benefits to certain executives who were employees of the former U.S. Bancorp who have not less than five years of service at the time of their termination of employment or death. The five years of service requirement does not apply, however, under certain circumstances involving a change in control of U.S. Bancorp, including termination of employment entitling the executive to receive severance payments related to a change in control pursuant to the change-in-control provisions of an employment contract, an individual change-in-control severance agreement or the U.S. Bancorp Senior Management Change in Control Severance Pay Plan.

         Participation in the SERP after September 30, 2001 is limited to persons who qualified under the terms of the SERP in effect as of that date. The SERP generally provides retirement benefits at age 65 equal to 55% of an executive's "Final Average Compensation." Final Average Compensation is the average base salary and annual incentive award during the executive's last three years of employment. Executives receive credit of an additional five years of service at age 60 and may receive retirement benefits after age 60 that are equal to the actuarial equivalent present value of the retirement benefit that would be payable at age 65. Payments under the SERP are reduced by other sources of retirement income, including (i) tax-qualified pension benefits, (ii) nonqualified retirement benefits that replace amounts that cannot be provided by tax-qualified plans due to legislated limits on the compensation that may be taken into account and on the maximum benefit, (iii) a portion of Social Security benefits and (iv) estimated benefits provided by other employers. Lesser benefits are available in the event of termination prior to age 65.

         The SERP provides for payment of benefits in the form of a single lump sum or an annuity. Under certain circumstances in connection with a change in control, a participant who has not yet begun to receive payment of benefits under the SERP may elect to receive a distribution of the entire SERP benefit, subject to a 5% forfeiture of benefits. After December 31, 2001, the benefits payable under the SERP have been frozen for all but five participants. The benefits payable to participants with frozen benefits will be the actuarial equivalent of the benefit payable at age 65 that they had earned as of December 31, 2001. (Pay and service after that date will not affect the amount of their benefit.)